Exhibit 99.1

Press Release For Immediate Release
Contact: David A. Brager Chief Executive Officer (909) 980-4030

CVB Financial Corp. Reports Earnings for the Second Quarter of 2020

•	173rd Consecutive Quarter of Profitability

•	Net Earnings of $41.6 million for the second quarter of 2020, or $0.31 per share

•	Return on Average Tangible Common Equity of 13.80% for the second quarter of 2020

•	TCE Ratio of 9.6%, CET1 Ratio of 14.5% and Total Risk-based Capital Ratio of 16.0%

•	Growth in Noninterest-bearing Deposits of $1.65 billion or 31% year-over-year

•	$1.1 billion in loans under SBA’s Paycheck Protection Program (“PPP”)

Ontario, CA, July 22, 2020-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended June 30, 2020.

CVB Financial Corp. reported net income of $41.6 million for the quarter ended June 30, 2020, compared with $38.0 million for the first quarter of 2020 and $54.5 million for the second quarter of 2019. Diluted earnings per share were $0.31 for the second quarter, compared to $0.27 for the prior quarter and $0.39 for the same period last year. The Company recorded $11.5 million in provision for credit losses during the quarter as a result of the further deterioration in the forecasted economic impact from the coronavirus pandemic. During the second quarter of 2020, the Company originated, under the SBA Paycheck Protection Program, approximately 4,100 loans, of which $1.1 billion was outstanding at June 30, 2020.

David Brager, Chief Executive Officer of Citizens Business Bank, commented “Citizens Business Bank remains well positioned to succeed with strong capital, consistent earnings, solid credit, and excellent liquidity. We will continue to focus on these key attributes that continue to make our Bank a high performer. I am exceptionally proud of the commitment and effort of our associates who have provided outstanding service to our customers during these unprecedented times and supported our customers by originating more than 4,000 PPP loans.”

Net income of $41.6 million for the second quarter of 2020 produced an annualized return on average equity (“ROAE”) of 8.51% and an annualized return on average tangible common equity (“ROATCE”) of 13.80%. ROAE and ROATCE for the first quarter of 2020 were 7.61% and 12.27%, respectively, and 11.38% and 18.81%, respectively, for the second quarter of 2019. Annualized return on average assets (“ROAA”) was 1.33% for the second quarter, compared to 1.34% for the first quarter of 2020 and 1.95% for the second quarter of 2019. The efficiency ratio for the second quarter of 2020 was 39.75%, compared to 42.69% for the first quarter of 2020 and 39.09% for the second quarter of 2019.

Net income totaled $79.6 million for the six months ended June 30, 2020. This represented a $26.5 million, or 24.98%, decrease from the prior year, as the provision for credit losses increased by $20 million. Diluted earnings per share were $0.58 for the six months ended June 30, 2020, compared to $0.76 for the same period of 2019. Net income for the six months ended June 30, 2020 produced an annualized ROAE of 8.06%, an ROATCE of 13.03% and an ROAA of 1.33%. This compares to ROAE of 11.26%, ROATCE of 18.78% and ROAA of 1.89% for the first six months of 2019. The efficiency ratio for the six months ended June 30, 2020 was 41.20%, compared to 40.04% for the first six months of 2019.

Net interest income before provision for credit losses was $104.6 million for the second quarter of 2020. This represented a $2.3 million, or 2.21%, increase from the first quarter of 2020, and a $6.5 million, or 5.84%, decrease from the second quarter of 2019. Total interest income was $108.0 million for the second quarter of 2020, which was $849,000, or 0.79%, higher than the first quarter of 2020 and $8.8 million, or 7.56%, lower than the same period last year. Total interest income and fees on loans for the second quarter of 2020 of $95.4 million increased $3.2 million, or 3.51%, from the first quarter of 2020, and decreased $6.5 million, or 6.37%, from the second quarter of 2019. Total investment income of $12.1 million decreased $1.9 million, or 13.80%, from the first quarter of 2020 and decreased $2.4 million, or 16.74%, from the second quarter of 2019. Interest expense decreased $1.4 million, or 29.44%, from the prior quarter and decreased $2.3 million, or 40.83%, compared to the second quarter of 2019.

The Company adopted ASU 2016-13, commonly referred to as CECL which replaces the “incurred loss” approach with an “expected loss” model over the life of the loan, effective on January 1, 2020. An $11.5 million provision for credit losses was recorded for the second quarter of 2020, due to the continued economic disruption resulting from COVID-19. The additional provision for credit losses reflect a more severe economic downturn compared to the forecast at the end of the prior quarter. A $12.0 million provision for credit losses was recorded in the first quarter of 2020, due to the forecast of an economic recession that developed at the end of that quarter. In comparison to the prior year, a $2.0 million loan loss provision was incurred for the second quarter of 2019. During the second quarter of 2020, we experienced minimal credit charge-offs of $167,000 and total recoveries of $9,000, resulting in net charge-offs of $158,000.

Noninterest income was $12.2 million for the second quarter of 2020, compared with $11.6 million for the first quarter of 2020 and $18.2 million for the second quarter of 2019. The second quarter of 2020 included higher swap fee income of $1.8 million compared to both the prior quarter and the second quarter of 2019. The year-over-year decrease of $6.0 million reflects a $5.7 million net gain in the second quarter of 2019 from the legal settlement of an eminent domain condemnation of one of our banking center buildings located in Bakersfield.

Noninterest expense for the second quarter of 2020 was $46.4 million, compared to $48.6 million for the first quarter of 2020 and $50.5 million for the second quarter of 2019. There were no merger related expenses related to the Community Bank acquisition for the second quarter of 2020 and the first quarter of 2020, compared to $2.6 million for the second quarter of 2019. The $2.2 million quarter-over-quarter decrease was primarily due to a $2.2 million decrease in salaries and employee benefits, including a decrease in payroll taxes of approximately $1.1 million and $1.2 million in higher net deferred loan costs (contra account) primarily due to PPP loan origination costs. The year-over-year decrease also included a $568,000 decrease in regulatory assessments, a $396,000 decrease in occupancy and equipment expense primarily due to the consolidation of banking centers, and a $388,000 decrease in Core Deposit Intangible amortization. As a percentage of average assets, noninterest expense was 1.48% for the second quarter of 2020, compared to 1.72% for the first quarter of 2020 and 1.81% for the second quarter of 2019.

Net Interest Income and Net Interest Margin

Net interest income, before provision for credit losses, was $104.6 million for the second quarter of 2020, compared to $102.3 million for the first quarter of 2020 and $111.1 million for the second quarter of 2019. Our net interest margin (tax equivalent) was 3.70% for the second quarter of 2020, compared to 4.08% for the first quarter of 2020 and 4.49% for the second quarter of 2019. Total average earning asset yields (tax equivalent) were 3.82% for the second quarter of 2020, compared to 4.27% for the first quarter of 2020 and 4.72% for the second quarter of 2019. The decrease in earning asset yield from the prior quarter was due to a combination of an 18 basis point decrease in average loan yields, a 23 basis point decrease in investment yields and a change in asset mix with average balances at the Federal Reserve growing to 9.2% of earning assets for the second quarter of 2020, compared to 2.4% for the first quarter of 2020. The decrease in earning asset yield compared to the second quarter of 2019 was primarily due to a 63 basis point decrease in loan yields from 5.40% in the year ago quarter to 4.77% for the second quarter of 2020, a 31 basis point decline in investment yields, as well as a change in asset mix resulting from a $1.0 billion increase in average balances at the Federal Reserve. Discount accretion on acquired loans decreased by $672,000 quarter-over-quarter and decreased by $3.9 million compared to the second quarter of 2019. The significant decline in interest rates over the past four quarters had a negative impact on loan yields, which after excluding discount accretion, nonaccrual interest income, and the impact from PPP loans, declined by 23 basis points compared to the prior quarter and 42 basis points from the second quarter of 2019. The significant decline in interest rates also impacted the tax equivalent yield on investments, which decreased by 23 basis points from the first quarter of 2020 and decreased 31 basis points from the second quarter of 2019. Average earning assets increased from the first quarter of 2020 by $1.27 billion to $11.39 billion for the second quarter of 2020. Average loans grew by $564.2 million quarter-over-quarter and investment securities declined on average by $112.9 million from the first quarter. Average earning assets increased by $1.43 billion from the second quarter of 2019, as loans grew by $488.6 million and investments decreased by $118.5 million, while balances at the Federal Reserve grew on average by $1.04 billion compared to the second quarter of 2019. PPP loan balances were about $670 million, on average, during the second quarter of 2020.

Total cost of funds declined to 0.13% for the second quarter of 2020 from 0.21% for the first quarter of 2020 and 0.25% in the year ago quarter. On average, noninterest-bearing deposits were 62% of total deposits during the current quarter. Noninterest-bearing deposits grew on average by $957.3 million, or 18.24%, from the first quarter of 2020. Interest-bearing deposits and customer repurchase agreements grew on average by $306.1 million during the second quarter of 2020, compared to the first quarter of 2020. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.46% for the prior quarter to 0.31% for the second quarter of 2020. In comparison to the second quarter of 2019, our overall cost of funds decreased by 12 basis points, as noninterest-bearing deposits grew by $1.11 billion and short-term borrowings decreased by $129.6 million. Interest-bearing deposits increased by $324.9 million compared to the second quarter of 2019, while the cost of interest-bearing deposits decreased by 16 basis points.

Income Taxes

Our effective tax rate for the six months ended June 30, 2020 was 29.00%, compared with 29.00% for the six months ended June 30, 2019. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $13.75 billion at June 30, 2020. This represented an increase of $2.14 billion, or 18.48%, from total assets of $11.61 billion at March 31, 2020. Interest-earning assets of $12.52 billion at June 30, 2020 increased $2.12 billion, or 20.39%, when compared with $10.40 billion at March 31, 2020. The increase in interest-earning assets was primarily due to a $1.20 billion increase in interest-earning balances due from the Federal Reserve and a $936.4 million increase in total loans, partially offset by a $32.8 million decrease in investment securities. The increase in total loans was due to the origination of approximately 4,100 PPP loans, totaling $1.10 billion at June 30, 2020. Excluding PPP loans, total loans declined by $160.8 million from March 31, 2020.

The Company reported total assets of $13.75 billion at June 30, 2020. This represented an increase of $2.47 billion, or 21.88%, from total assets of $11.28 billion at December 31, 2019. Interest-earning assets of $12.52 billion at June 30, 2020 increased $2.49 billion, or 24.83%, when compared with $10.03 billion at December 31, 2019. The increase in interest-earning assets was primarily due to a $1.74 billion increase in interest-earning balances due from the Federal Reserve and an $838.0 million increase in total loans, partially offset by a $125.5 million decrease in investment securities. Excluding PPP loans, total loans declined by $259.2 million from December 31, 2019.

Total assets of $13.75 billion at June 30, 2020 increased $2.58 billion, or 23.09%, from total assets of $11.17 billion at June 30, 2019. Interest-earning assets totaled $12.52 billion at June 30, 2020, an increase of $2.62 billion, or 26.52%, when compared with earning assets of $9.89 billion at June 30, 2019. The increase in interest-earning assets was primarily due to a $1.76 billion increase in interest-earning balances due from the Federal Reserve and an $866.8 million increase in total loans. This was partially offset by a $38.9 million decrease in investment securities. Excluding PPP loans, total loans declined by $230.3 million from June 30, 2019.

Investment Securities

Total investment securities were $2.29 billion at June 30, 2020, a decrease of $32.8 million, or 1.41%, from $2.32 billion at March 31, 2020, a decrease of $125.5 million, or 5.20%, from $2.41 billion at December 31, 2019, and a decrease of $38.9 million, or 1.67%, from $2.33 billion at June 30, 2019.

At June 30, 2020, investment securities held-to-maturity (“HTM”) totaled $613.2 million, a $61.3 million decrease, or 9.09%, from December 31, 2019 and a $114.9 million decrease, or 15.79%, from June 30, 2019.

At June 30, 2020, investment securities available-for-sale (“AFS”) totaled $1.68 billion, inclusive of a pre-tax net unrealized gain of $57.3 million. AFS securities decreased by $64.2 million, or 3.69%, from December 31, 2019, and increased by $76.0 million, or 4.75%, from June 30, 2019.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $1.97 billion at June 30, 2020, compared to $2.06 billion at December 31, 2019 and $1.94 billion at June 30, 2019. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

In the second quarter of 2020, we purchased $162 million of MBS securities with an average yield of approximately 1.25%.

Our combined AFS and HTM municipal securities totaled $206.6 million as of June 30, 2020. These securities are located in 27 states. Our largest concentrations of holdings are located in Minnesota at 28.78%, Massachusetts at 14.05%, Connecticut at 7.25%, Texas at 7.03%, and Wisconsin at 6.54%.

Loans

Total loans and leases, net of deferred fees and discounts, of $8.40 billion at June 30, 2020 increased by $936.4 million, or 12.54%, from March 31, 2020. The increase in total loans included $1.10 billion in PPP loans. Excluding PPP loans, total loans declined by $160.8 million, or 2.15%. The $160.8 million decrease in loans included decreases of $120.0 million in commercial and industrial loans, $20.3 million in dairy & livestock and agribusiness loans, $12.9 million in other SBA loans, and $28.9 million in consumer and other loans, partially offset by a $17.2 million increase in commercial real estate loans.

Total loans and leases, net of deferred fees and discounts, of $8.40 billion at June 30, 2020 increased by $838.0 million, or 11.08%, from December 31, 2019. The increase in total loans included $1.10 billion in PPP loans and a $131.9 million decline in dairy & livestock and agribusiness loans primarily due to seasonal pay downs, which historically occur in the first quarter of each calendar year. Excluding PPP loans and dairy & livestock and agribusiness loans, total loans declined by $127.3 million, or 1.77%. The $127.3 million decrease in loans included decreases of $94.4 million in commercial and industrial loans, $31.0 million in consumer and other loans, and $9.5 million in commercial real estate loans, and collectively $4.4 million in other loan segments. Partially offsetting these declines were increases in construction loans and SFR mortgage loans of $8.9 million and $3.1 million, respectively.

Total loans and leases, net of deferred fees and discounts, of $8.40 billion at June 30, 2020 increased by $866.8 million, or 11.50%, from June 30, 2019. Excluding $1.10 billion in PPP loans, loans declined by $230.3 million including decreases of $77.2 million in commercial and industrial loans, $52.2 million in commercial real estate loans, $49.9 million in dairy & livestock and agribusiness loans, $35.4 million in consumer and other loans, $27.5 million in other SBA loans, and $10.1 million in municipal lease finance, partially offset by a $9.4 million increase in construction loans and a $8.2 million increase in SFR mortgage loans.

Asset Quality

The allowance for credit losses (“ACL”) totaled $94.0 million at June 30, 2020, compared to $82.6 million at March 31, 2020, $68.7 million at December 31, 2019 and $67.1 million at June 30, 2019. The allowance for credit losses for the second quarter of 2020 was increased by $11.5 million in provision for credit losses due to the severe economic disruption forecasted as a result of the coronavirus pandemic. At June 30, 2020, ACL as a percentage of total loans and leases outstanding was 1.12%, or 1.29% when PPP loans are excluded. This compares to 1.11%, 0.91%, and 0.89% at March, 31, 2020, December 31, 2019, and June 30, 2019, respectively.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, were $6.8 million at June 30, 2020, or 0.08% of total loans. Total nonperforming loans at June 30, 2020 included $4.3 million of nonperforming loans acquired with the acquisition of Community Bank in the third quarter of 2018. This compares to nonperforming loans of $6.4 million, or 0.09% of total loans, at March 31, 2020, $5.3 million, or 0.07% of total loans, at December 31, 2019 and $11.3 million, or 0.15% of total loans, at June 30, 2019. The $6.8 million in nonperforming loans at June 30, 2020 are summarized as follows: $2.6 million in commercial real estate loans, $1.6 million in SBA loans, $1.2 million in commercial and industrial loans, $1.1 million in SFR mortgage loans, and $289,000 in consumer and other loans.

As of June 30, 2020, we had $4.9 million in OREO compared to $4.9 million at December 31, 2019 and $2.3 million at June 30, 2019.

At June 30, 2020, we had loans delinquent 30 to 89 days of $2.6 million. This compares to $4.4 million at March 31, 2020, $1.7 million at December 31, 2019 and $332,000 at June 30, 2019. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.03% at June 30, 2020, 0.06% at March 31, 2020, 0.02% at December 31, 2019, and 0.004% at June 30, 2019.

At June 30, 2020, we had $2.8 million in performing TDR loans, compared to $3.1 million in performing TDR loans at December 31, 2019 and $3.2 million in performing TDR loans at June 30, 2019. Through July 10, 2020, we have temporary payment deferments (primarily 90 day deferments of principal and interest) in response to the CARES Act for loans totaling $1.27 billion, or 15% of total loans. As of July 10, 2020, 6% of the initial deferments have requested and been granted a second deferment.

Nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, totaled $11.7 million at June 30, 2020, $10.2 million at December 31, 2019, and $13.6 million at June 30, 2019. As a percentage of total assets, nonperforming assets were 0.09% at June 30, 2020, 0.09% at December 31, 2019, and 0.12% at June 30, 2019.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2020, classified loans totaled $86.3 million, compared to $83.6 million at March 31, 2020, $73.4 million at December 31, 2019 and $49.4 million at June 30, 2019. Total classified loans at June 30, 2020 included $40.6 million of classified loans acquired from Community Bank in the third quarter of 2018. Classified loans increased $2.8 million quarter-over-quarter and included a $5.8 million increase in classified commercial and industrial loans, partially offset by a $1.3 million decrease in classified SBA loans, a $793,000 decrease in classified commercial real estate loans, and a $739,000 decrease in classified dairy & livestock and agribusiness loans.

Deposits & Customer Repurchase Agreements

Deposits of $10.98 billion and customer repurchase agreements of $468.2 million totaled $11.45 billion at June 30, 2020. This represented an increase of $1.97 billion, or 20.77%, when compared with $9.48 billion at March 31, 2020. Total deposits and customer repurchase agreements increased $2.32 billion, or 25.38% when compared with $9.13 billion at December 31, 2019 and increased $2.37 billion, or 26.06%, when compared with $9.08 billion at June 30, 2019.

Noninterest-bearing deposits were $6.90 billion at June 30, 2020, an increase of $1.33 billion, or 23.84%, when compared to $5.57 billion at March 31, 2020, an increase of $1.66 billion, or 31.57%, when compared to $5.25 billion at December 31, 2019, and an increase of $1.65 billion, or 31.45%, when compared to June 30, 2019. At June 30, 2020, noninterest-bearing deposits were 62.83% of total deposits, compared to 61.15% at March 31, 2020, 60.26% at December 31, 2019 and 60.61% at June 30, 2019.

FHLB Advance, Other Borrowings and Debentures

At June 30, 2020, we had $10.0 million in FHLB borrowings, with a cost of 0.0%.

At June 30, 2020, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2019. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Capital

For the first six months of 2020, shareholders’ equity decreased by $35.0 million to $1.96 billion. The decrease was primarily due to $91.7 million in stock repurchases and $48.8 million in cash dividends, offset by net earnings of $79.6 million and a $24.9 million increase in other comprehensive income from the tax effected impact of the increase in market value of available-for-sale securities. Our tangible common equity ratio was 9.6% at June 30, 2020.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards. At June 30, 2020, the Company’s Tier 1 leverage capital ratio totaled 10.6%, common equity Tier 1 ratio totaled 14.5%, Tier 1 risk-based capital ratio totaled 14.8%, and total risk-based capital ratio totaled 16%.

CitizensTrust

As of June 30, 2020 CitizensTrust had approximately $2.83 billion in assets under management and administration, including $2.02 billion in assets under management. Revenues were $2.5 million for the second quarter of 2020 and $4.9 million for the first six months of 2020, compared to $2.4 million and $4.6 million, respectively, for the same periods of 2019. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $13 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 23, 2020 to discuss the Company’s second quarter 2020 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 6, 2020 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10145516.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effects of new laws, regulations and/or government programs, including those laws, regulations and programs enacted by federal, state or local governments in the geographic jurisdictions in which we do business in response to the recent national emergency declared in connection with the COVID-19 pandemic; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; the effects of the Company’s participation in one or more of the new lending programs recently established by the Federal Reserve, including the Main Street New Loan Facility, the Main Street Priority Loan Facility and the Nonprofit Organization New Loan Facility, and the impact of any related actions or decisions by the Federal Reserve Bank of Boston and its special purpose vehicle established pursuant to such lending programs; the effect of changes in other pertinent laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for credit losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates or monetary policies, including the possible imposition of negative interest rates on bank reserves; the impact of the anticipated phase-out of the London Interbank Offered Rate (LIBOR) on interest rate indexes specified in certain of our customer loan agreements and in our interest rate swap arrangements, including any economic and compliance effects related to the expected change from LIBOR to an alternative reference rate; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access and/or communication facilities; cyber incidents, attacks, infiltrations, exfiltrations, or theft or loss of Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change or extreme weather events, that affect electrical, environmental and communications or other services, computer services or facilities we use, or that affect our assets, customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, block-chain technology and other banking products, systems or services); our ability to retain and increase market share, to retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s capital, assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; our ability to identify suitable and qualified replacements for any of our executive officers who may leave their employment with us, including our Chief Executive Officer; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, financial product or service, data privacy, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. Among other risks, the ongoing COVID-19 pandemic may significantly affect the banking industry and the Company’s business prospects. The ultimate impact on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the impact on the economy, our customers and our business partners, and actions taken by governmental authorities in response to the pandemic. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2020	December 31, 2019	June 30, 2019
Assets
Cash and due from banks	$158,397	$158,310	$170,387
Interest-earning balances due from Federal Reserve	1,768,886	27,208	5,453

Total cash and cash equivalents	1,927,283	185,518	175,840

Interest-earning balances due from depository institutions	38,611	2,931	6,425
Investment securities available-for-sale	1,676,067	1,740,257	1,600,020
Investment securities held-to-maturity	613,169	674,452	728,113

Total investment securities	2,289,236	2,414,709	2,328,133

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	8,402,534	7,564,577	7,535,690
Allowance for credit losses	(93,983)	(68,660)	(67,132)

Net loans and lease finance receivables	8,308,551	7,495,917	7,468,558

Premises and equipment, net	51,766	53,978	54,163
Bank owned life insurance (BOLI)	226,330	226,281	224,172
Intangibles	38,096	42,986	48,094
Goodwill	663,707	663,707	663,707
Other assets	190,029	178,735	184,803

Total assets	$13,751,297	$11,282,450	$11,171,583

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$6,901,368	$5,245,517	$5,250,235
Investment checking	472,509	454,565	436,090
Savings and money market	3,150,013	2,558,538	2,496,904
Time deposits	459,690	446,308	479,594

Total deposits	10,983,580	8,704,928	8,662,823
Customer repurchase agreements	468,156	428,659	421,271
Other borrowings	10,000	-	-
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	162,090	-	-
Other liabilities	142,599	128,991	125,038

Total liabilities	11,792,199	9,288,352	9,234,906

Stockholders’ Equity
Stockholders’ equity	1,921,594	1,981,484	1,928,397
Accumulated other comprehensive income, net of tax	37,504	12,614	8,280

Total stockholders’ equity	1,959,098	1,994,098	1,936,677

Total liabilities and stockholders’ equity	$13,751,297	$11,282,450	$11,171,583

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Assets
Cash and due from banks	$140,665	$166,816	$170,283	$153,740	$172,807
Interest-earning balances due from Federal Reserve	1,049,430	243,069	11,871	646,249	11,494

Total cash and cash equivalents	1,190,095	409,885	182,154	799,989	184,301

Interest-earning balances due from depository institutions	31,003	17,972	6,151	24,488	6,862
Investment securities available-for-sale	1,616,907	1,697,480	1,634,678	1,657,185	1,666,513
Investment securities held-to-maturity	626,557	658,916	727,304	642,745	732,383

Total investment securities	2,243,464	2,356,396	2,361,982	2,299,930	2,398,896

Investment in stock of FHLB	17,688	17,688	17,688	17,688	17,688
Loans and lease finance receivables	8,047,054	7,482,805	7,558,483	7,764,930	7,610,241
Allowance for credit losses	(82,752)	(70,736)	(65,239)	(76,744)	(64,429)

Net loans and lease finance receivables	7,964,302	7,412,069	7,493,244	7,688,186	7,545,812

Premises and equipment, net	52,719	53,689	55,204	53,204	56,182
Bank owned life insurance (BOLI)	225,818	225,463	223,281	225,640	222,232
Intangibles	39,287	41,732	49,615	40,510	51,188
Goodwill	663,707	663,707	666,196	663,707	666,366
Other assets	182,972	177,199	165,252	180,086	164,466

Total assets	$12,611,055	$11,375,800	$11,220,767	$11,993,428	$11,313,993

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$6,204,329	$5,247,025	$5,093,781	$5,725,677	$5,089,795
Interest-bearing	3,844,025	3,502,174	3,519,171	3,673,100	3,585,547

Total deposits	10,048,354	8,749,199	8,612,952	9,398,777	8,675,342
Customer repurchase agreements	442,580	478,373	426,228	460,476	466,264
Other borrowings	3,981	438	133,548	2,210	146,425
Junior subordinated debentures	25,774	25,774	25,774	25,774	25,774
Payable for securities purchased	2,697	-	-	1,348	1,483
Other liabilities	121,069	115,552	102,377	118,311	98,807

Total liabilities	10,644,455	9,369,336	9,300,879	10,006,896	9,414,095

Stockholders’ Equity
Stockholders’ equity	1,928,210	1,993,560	1,925,212	1,960,885	1,911,767
Accumulated other comprehensive income (loss), net of tax	38,390	12,904	(5,324)	25,647	(11,869)

Total stockholders’ equity	1,966,600	2,006,464	1,919,888	1,986,532	1,899,898

Total liabilities and stockholders’ equity	$12,611,055	$11,375,800	$11,220,767	$11,993,428	$11,313,993

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Loans and leases, including fees	$95,352	$92,117	$101,843	$187,469	$201,530
Investment securities:
Investment securities available-for-sale	8,449	10,049	10,118	18,498	20,763
Investment securities held-to-maturity	3,660	3,998	4,426	7,658	8,951

Total investment income	12,109	14,047	14,544	26,156	29,714
Dividends from FHLB stock	214	332	298	546	630
Interest-earning deposits with other institutions	283	613	100	896	194

Total interest income	107,958	107,109	116,785	215,067	232,068

Interest expense:
Deposits	2,995	4,124	4,093	7,119	7,964
Borrowings and junior subordinated debentures	394	679	1,635	1,073	3,511

Total interest expense	3,389	4,803	5,728	8,192	11,475

Net interest income before provision for credit losses	104,569	102,306	111,057	206,875	220,593
Provision for credit losses	11,500	12,000	2,000	23,500	3,500

Net interest income after provision for credit losses	93,069	90,306	109,057	183,375	217,093

Noninterest income:
Service charges on deposit accounts	3,809	4,776	5,065	8,585	10,206
Trust and investment services	2,477	2,420	2,452	4,897	4,634
Gain on OREO, net	-	10	24	10	129
Gain on sale of building, net	-	-	-	-	4,545
Gain on eminent domain condemnation, net	-	-	5,685	-	5,685
Other	5,866	4,434	4,979	10,300	9,309

Total noninterest income	12,152	11,640	18,205	23,792	34,508

Noninterest expense:
Salaries and employee benefits	28,706	30,877	28,862	59,583	58,164
Occupancy and equipment	5,031	4,837	5,427	9,868	10,851
Professional services	2,368	2,256	2,040	4,624	3,965
Computer software expense	2,754	2,816	2,756	5,570	5,369
Marketing and promotion	1,255	1,555	1,238	2,810	2,632
Amortization of intangible assets	2,445	2,445	2,833	4,890	5,690
Acquisition related expenses	-	-	2,612	-	5,761
Other	3,839	3,855	4,760	7,694	9,700

Total noninterest expense	46,398	48,641	50,528	95,039	102,132

Earnings before income taxes	58,823	53,305	76,734	112,128	149,469
Income taxes	17,192	15,325	22,253	32,517	43,346

Net earnings	$41,631	$37,980	$54,481	$79,611	$106,123

Basic earnings per common share	$0.31	$0.27	$0.39	$0.58	$0.76

Diluted earnings per common share	$0.31	$0.27	$0.39	$0.58	$0.76

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.36	$0.36

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income - tax equivalent (TE)	$108,305	$107,477	$117,210	$215,782	$232,948
Interest expense	3,389	4,803	5,728	8,192	11,475

Net interest income - (TE)	$104,916	$102,674	$111,482	$207,590	$221,473

Return on average assets, annualized	1.33%	1.34%	1.95%	1.33%	1.89%
Return on average equity, annualized	8.51%	7.61%	11.38%	8.06%	11.26%
Efficiency ratio [1]	39.75%	42.69%	39.09%	41.20%	40.04%
Noninterest expense to average assets, annualized	1.48%	1.72%	1.81%	1.59%	1.82%
Yield on average loans	4.77%	4.95%	5.40%	4.85%	5.34%
Yield on average earning assets (TE)	3.82%	4.27%	4.72%	4.03%	4.67%
Cost of deposits	0.12%	0.19%	0.19%	0.15%	0.19%
Cost of deposits and customer repurchase agreements	0.12%	0.20%	0.20%	0.16%	0.20%
Cost of funds	0.13%	0.21%	0.25%	0.17%	0.25%
Net interest margin (TE)	3.70%	4.08%	4.49%	3.88%	4.44%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
Weighted average shares outstanding
Basic	134,998,440	139,106,596	139,747,934	137,052,180	139,681,931
Diluted	135,154,479	139,315,514	139,896,655	137,227,984	139,861,253
Dividends declared	$24,417	$24,416	$25,248	$48,833	$50,416
Dividend payout ratio [2]	58.65%	64.29%	46.34%	61.34%	47.51%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,516,316	135,510,960	140,141,680
Book value per share	$14.46	$14.33	$13.82
Tangible book value per share	$9.28	$9.13	$8.74

	June 30, 2020	December 31, 2019	June 30, 2019
Nonperforming assets:
Nonaccrual loans	$6,792	$5,033	$11,024
Loans past due 90 days or more and still accruing interest	25	-	-
Troubled debt restructured loans (nonperforming)	-	244	263
Other real estate owned (OREO), net	4,889	4,889	2,275

Total nonperforming assets	$11,706	$10,166	$13,562

Troubled debt restructured performing loans	$2,771	$3,112	$3,219

Percentage of nonperforming assets to total loans outstanding and OREO	0.14%	0.13%	0.18%
Percentage of nonperforming assets to total assets	0.09%	0.09%	0.12%
Allowance for credit losses to nonperforming assets	802.86%	675.39%	495.00%

	Six Months Ended
	June 30, 2020	June 30, 2019
Allowance for credit losses:
Beginning balance	$68,660	$63,613
Impact of adopting ASU 2016-13	1,840	-
Total charge-offs	(253)	(360)
Total recoveries on loans previously charged-off	236	379

Net (charge-offs) recoveries	(17)	19
Provision for credit losses	23,500	3,500

Allowance for credit losses at end of period	$93,983	$67,132

Net (charge-offs) recoveries to average loans	-0.0002%	0.0002%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	June 30, 2020		March 31, 2020		December 31, 2019
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Loan Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial and industrial	$8.0	1.0%	$9.4	1.0%	$8.9	0.9%
SBA	3.7	1.2%	3.9	1.3%	1.5	0.5%
SBA - PPP	-	0.0%	-	-	-	-
Real estate:
Commercial real estate	74.9	1.4%	58.4	1.1%	48.6	0.9%
Construction	2.3	1.8%	4.6	3.6%	0.9	0.7%
SFR mortgage	0.2	0.1%	0.3	0.1%	2.3	0.8%
Dairy & livestock and agribusiness	3.4	1.3%	4.3	1.6%	5.3	1.4%
Municipal lease finance receivables	0.3	0.6%	0.3	0.5%	0.6	1.2%
Consumer and other loans	1.2	1.4%	1.4	1.2%	0.6	0.5%

Total	$94.0	1.1%	$82.6	1.1%	$68.7	0.9%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2020		2019		2018
Quarter End	High	Low	High	Low	High	Low
March 31,	$22.01	$14.92	$23.18	$19.94	$25.14	$21.64
June 30,	$22.22	$15.97	$22.22	$20.40	$24.11	$21.92
September 30,			$22.23	$20.00	$24.97	$22.19
December 31,			$22.18	$19.83	$23.51	$19.21

Quarterly Consolidated Statements of Earnings

	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Interest income
Loans and leases, including fees	$95,352	$92,117	$97,302	$98,796	$101,843
Investment securities and other	12,606	14,992	14,917	14,767	14,942

Total interest income	107,958	107,109	112,219	113,563	116,785

Interest expense
Deposits	2,995	4,124	4,567	4,589	4,093
Other borrowings	394	679	632	815	1,635

Total interest expense	3,389	4,803	5,199	5,404	5,728

Net interest income before provision for credit losses	104,569	102,306	107,020	108,159	111,057
Provision for credit losses	11,500	12,000	-	1,500	2,000

Net interest income after provision for credit losses	93,069	90,306	107,020	106,659	109,057

Noninterest income	12,152	11,640	12,640	11,894	18,205
Noninterest expense	46,398	48,641	49,073	47,535	50,528

Earnings before income taxes	58,823	53,305	70,587	71,018	76,734
Income taxes	17,192	15,325	19,306	20,595	22,253

Net earnings	$41,631	$37,980	$51,281	$50,423	$54,481

Effective tax rate	29.23%	28.75%	27.35%	29.00%	29.00%

Basic earnings per common share	$0.31	$0.27	$0.37	$0.36	$0.39
Diluted earnings per common share	$0.31	$0.27	$0.37	$0.36	$0.39

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,417	$24,416	$25,248	$25,276	$25,248

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Commercial and industrial	$840,738	$960,761	$935,127	$921,678	$917,953
SBA	300,156	313,071	305,008	319,571	327,606
SBA - PPP	1,097,150	-	-	-	-
Real estate:
Commercial real estate	5,365,120	5,347,925	5,374,617	5,375,668	5,417,351
Construction	125,815	128,045	116,925	119,931	116,457
SFR mortgage	286,526	278,743	283,468	278,644	278,285
Dairy & livestock and agribusiness	251,821	272,114	383,709	311,229	301,752
Municipal lease finance receivables	49,876	51,287	53,146	54,468	59,985
Consumer and other loans	85,332	114,206	116,319	117,128	120,779

Gross loans	8,402,534	7,466,152	7,568,319	7,498,317	7,540,168
Less:
Deferred loan fees, net [1]	-	-	(3,742)	(3,866)	(4,478)

Gross loans, net of deferred loan fees and discounts	8,402,534	7,466,152	7,564,577	7,494,451	7,535,690
Allowance for credit losses	(93,983)	(82,641)	(68,660)	(68,672)	(67,132)

Net loans	$8,308,551	$7,383,511	$7,495,917	$7,425,779	$7,468,558

[1] Beginning with March 31, 2020, gross loans are presented net of deferred loan fees by respective class of financing receivables.

Deposit Composition by Type and Customer Repurchase Agreements

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Noninterest-bearing	$6,901,368	$5,572,649	$5,245,517	$5,385,104	$5,250,235
Investment checking	472,509	454,153	454,565	433,615	436,090
Savings and money market	3,150,013	2,635,364	2,558,538	2,513,888	2,496,904
Time deposits	459,690	451,438	446,308	461,723	479,594

Total deposits	10,983,580	9,113,604	8,704,928	8,794,330	8,662,823

Customer repurchase agreements	468,156	368,915	428,659	407,850	421,271

Total deposits and customer repurchase agreements	$11,451,736	$9,482,519	$9,133,587	$9,202,180	$9,084,094

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Nonperforming loans [1]:
Commercial and industrial	$1,222	$1,703	$1,266	$1,550	$1,993
SBA	1,598	2,748	2,032	2,706	5,082
Real estate:
Commercial real estate	2,628	947	724	1,083	1,095
Construction	-	-	-	-	-
SFR mortgage	1,080	864	878	888	2,720
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	289	166	377	385	397

Total	$6,817	$6,428	$5,277	$6,612	$11,287

% of Total gross loans	0.08%	0.09%	0.07%	0.09%	0.15%

Past due 30-89 days:
Commercial and industrial	$630	$665	$2	$756	$310
SBA	214	3,086	1,402	303	-
Real estate:
Commercial real estate	4	210	-	368	-
Construction	-	-	-	-	-
SFR mortgage	446	233	249	-	-
Dairy & livestock and agribusiness	882	166	-	-	-
Consumer and other loans	413	-	-	-	22

Total	$2,589	$4,360	$1,653	$1,427	$332

% of Total gross loans	0.03%	0.06%	0.02%	0.02%	0.004%

OREO:
SBA	$797	$797	$797	$444	$-
Real estate:
Commercial real estate	2,275	2,275	2,275	2,275	2,275
SFR mortgage	1,817	1,817	1,817	6,731	-

Total	$4,889	$4,889	$4,889	$9,450	$2,275

Total nonperforming, past due, and OREO	$14,295	$15,677	$11,819	$17,489	$13,894

% of Total gross loans	0.17%	0.21%	0.16%	0.23%	0.18%

[1]	As of June 30, 2020, nonperforming loans included $25,000 of commercial and industrial loans past due 90 days or more and still accruing.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2020	March 31, 2020	December 31, 2019
Tier 1 leverage capital ratio	4.0%	10.6%	11.6%	12.3%
Common equity Tier 1 capital ratio	7.0%	14.5%	14.1%	14.8%
Tier 1 risk-based capital ratio	8.5%	14.8%	14.4%	15.1%
Total risk-based capital ratio	10.5%	16.0%	15.5%	16.0%

Tangible common equity ratio		9.6%	11.3%	12.2%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2020, December 31, 2019 and June 30, 2019.

	June 30, 2020	December 31, 2019	June 30, 2019
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$1,959,098	$1,994,098	$1,936,677
Less: Goodwill	(663,707)	(663,707)	(663,707)
Less: Intangible assets	(38,096)	(42,986)	(48,094)

Tangible book value	$1,257,295	$1,287,405	$1,224,876
Common shares issued and outstanding	135,516,316	140,102,480	140,141,680

Tangible book value per share	$9.28	$9.19	$8.74

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(Dollars in thousands)
Net Income	$41,631	$37,980	$54,481	$79,611	$106,123
Add: Amortization of intangible assets	2,445	2,445	2,833	4,890	5,690
Less: Tax effect of amortization of intangible assets [1]	(723)	(723)	(838)	(1,446)	(1,682)

Tangible net income	$43,353	$39,702	$56,476	$83,055	$110,131

Average stockholders’ equity	$1,966,600	$2,006,464	$1,919,888	$1,986,532	$1,899,898
Less: Average goodwill	(663,707)	(663,707)	(666,196)	(663,707)	(666,366)
Less: Average intangible assets	(39,287)	(41,732)	(49,615)	(40,510)	(51,188)

Average tangible common equity	$1,263,606	$1,301,025	$1,204,077	$1,282,315	$1,182,344

Return on average equity, annualized	8.51%	7.61%	11.38%	8.06%	11.26%
Return on average tangible common equity, annualized	13.80%	12.27%	18.81%	13.03%	18.78%

[1] Tax effected at respective statutory rates.